Exhibit 15.1

April 10, 2025

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Commissioners:

We have read the disclosure included in the Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”) dated April 10, 2025 of Sapiens International Corporation N.V. (the “registrant”) pursuant to Item 16F(a) of Form 20-F promulgated by the Securities and Exchange Commission (the “SEC”) under the heading “Change in Certifying Accountant,” and are in agreement with the statements contained. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ KOST, FORER, GABBAY & KASIERER

KOST, FORER, GABBAY & KASIERER

A Member of EY Global